Exhibit 99.1
Richard J. Hipple, Chairman, President and Chief Executive Officer:
I am going to take this opportunity to give you a quick overview of the past year and the rebranding to Materion, and then John Grampa, Senior Vice President of Finance and CFO, will provide a recap of our financial results and our outlook for 2011. I will then come back to talk in more detail about our business model and long-term financial goals and strategy.
It has been an extraordinarily eventful and exciting 12 months since our last annual meeting. In 2010, we posted record sales, near-record earnings and made important gains in market penetration. Our 82% sales increase was driven by broad-based demand across most of our key markets and major contributions from acquisitions made in recent years. Profitability gains were aided by continued strategic initiatives to both broaden and diversify our market base, along with improvements in our cost structure, the ongoing success of our Lean Sigma programs and enhanced pricing models.
We were pleased to see the stock market recognize our rapid recovery from 2009 to 2010. Materion’s stock price performance for 2010 was the 8th highest among the 600 companies in the S&P SmallCap Index.
Another recent highlight was the completion of our new $95 million primary beryllium facility in Elmore, Ohio. As you may recall, the project was funded in part through an innovative public-private partnership with the U.S. Department of

Defense to provide a secure long-term U.S. source of high beryllium products for the defense markets. I am happy to report that we produced our first pebble product in mid April.
One year ago, I described 2009 as a “stress test” of our multi-year strategy to transform the Company to an advanced materials organization, one with a leaner, faster growing, higher margin, more resilient business model. I think we passed the test with flying colors.
Our 2010 performance provided the impetus to recognize our transformation and strengthen the Company further by adopting a new name and moving to a unified brand structure.
Investors have known us for many years as Brush Engineered Materials. Customers, on the other hand, have known us by one or more of many different names and brands and logos built and acquired over eight decades of business. Too often we found that even long-time customers — not to mention potential new ones — were just not aware of the full scope of our capabilities. As a result, we were missing out on potentially significant opportunities by not effectively leveraging our technologies.
In addition, we are often competing against large global players with very strong brand recognition. With annual sales well beyond $1 billion, we have the resources and “critical mass” to be competitive. But we lacked the recognition that comes from a single strong brand. That hindered our growth. So we did something about it. I’d like to show a brief video which was a key part of our re-branding communication process.
[Slide 1: CORPORATE VIDEO]
[Slide 2]
That video is just one part of a comprehensive rebranding initiative we rolled out in 2011 — including a new website, employee communications initiatives, a trade media ad campaign, investor presentations and sales literature.
But it’s the performance of the company behind the name that’s most noteworthy at this gathering, and Materion’s performance has been very good, as John Grampa will elaborate on next.
John D. Grampa, Senior Vice President Finance and Chief Financial Officer:
Thank You Dick! Good morning everyone. Let me also extend a welcome to you and thank you for joining us here today.
I’ll review our financial performance, beginning with a recap of 2010, followed by a review of 2011, which is turning out to be another encouraging year for the company.

Then Dick will return and talk in more detail about our business model, our strategy and our long term financial goals.
Let’s begin.
[Slide 3: 2009 ENDED AND 2010 BEGAN]
As you all well know, the environment we faced at the beginning of 2010 was markedly different, than what confronted us a year earlier. We emerged from the recessionary challenges of 2008 and 2009, benefitting from a variety of actions we had taken, to position us to return, to being solidly profitable in 2010.
As the year began, healthy, broad-based increases in demand occurred across most of our key markets. Leading the way was robust restored demand in our consumer electronics-oriented markets. This involved not only handsets and tablets, but data storage as well. Early in the year, automotive electronics also showed signs of improved demand. Following this, we saw demand return in telecommunications infrastructure, and as the year progressed, we experienced stronger demand from customers in industrial and commercial aerospace, in energy (especially oil and gas) and in high performance optical coatings for defense, science and commercial applications.
[Slide 4: WE WERE IN A STRONG POSITION]

We were already beginning to see momentum from the actions we had been taking, both before and during the recessionary period. We were in a strong position and well prepared to take advantage of the growth offered by the recovering markets. Our scale was larger, our markets more diverse, our growth opportunities greater and our operating structure was leaner and more efficient. Plus, we had just completed two very important acquisitions and our balance sheet was very strong. Most importantly, our margins were expanding.
[Slide 5: FOR THE FIRST TIME]
For the first time in Company history, Revenues in 2010 exceeded the $1.0 billion level. Sales climbed 82% to $1.3 billion from $715 million in 2009.
In addition to strong organic growth, our two most recent acquisitions (Barr Associates, completed in October of 2009) and (Academy Corporation, completed in January of 2010) added approximately $233 million to sales in 2010 while adding approximately $0.30 a share to earnings.
Metal price increases passed along to customers accounted for about $103 million of our sales growth.
Sales growth net of metal price increases was 68%. Excluding both metal pass throughs and the acquisitions, our organic growth was 35%.

[Slide 6: PROFITABILITY IMPROVED]
Profitability improved notably throughout the year. We posted earnings of $46.4 million or $2.25 a share. That represents an extraordinary turnaround from the 2009 loss of $12.4 million or $0.61 a share.
[Slide 7: MARGINS EXPANDING RAPIDLY]
Most significant is the improvement in our margins. Margins have expanded rapidly, driven not only by the growth but also by the scale of the cost actions taken in the recessionary period and the higher value mix which is driven by our on-going efforts to broaden and diversify our market base and shift our mix toward faster-growing, higher-value materials in less cyclical market segments.
[Slide 8: VALUE ADDED MARGINS]
Value added margins, that is, margins with high value metal costs excluded from revenue, improved significantly. On this basis gross margins exceeded 40% in 2010 and operating margins grew to the mid teens. These margin levels are solid and represent what investors can expect from advanced materials companies.
[Slide 9: STRATEGY IS ABOUT]
Diversifying our portfolio, focusing on high-growth market niches with high-value products, driving our cyclicality lower and growing our margins is not only about faster growth and higher profits, it is also about a faster cash to cash cycle. Our focus, through the years, has been on driving down infrastructure costs, reinvestment capital needs and working capital levels. That is, converting cash to cash much quicker over time.
[Slide 10: THE RESULT IS A STRONG BALANCE SHEET]
The result is a strong balance sheet. Even after investing more than $76 million in the Barr Associates and Academy Corporation acquisitions, and over $175 million for acquisitions in total over the past 5 years, our debt net of cash was $70 million at year end and our debt-to-debt-plus-equity ratio was a very healthy 18%.
Our balance sheet is a recognized strength and a real source of pride within Materion. Coupled with on-going positive cash flows from operations, we have extraordinary financial flexibility and can continue to make important investments in our business as well as continue to examine complementary acquisitions.
[Slide 11: MATERION STOCK PERFORMANCE]
By every measure, 2010 was certainly an outstanding year for the company. It was a year which clearly demonstrated and validated our strategy. As Dick already noted, we were rewarded in the market as our stock performance ranked in the top 10, at number 8 in the S&P 600 small cap index. In addition, taking all three S&P indices into consideration, we were the 20th best performer of the 1500 stocks. In fact, since 2005, $100 invested in the S&P 600 or the Russell

2000 brought you about $125 in 2010. $100 invested in Materion, brought home $243. Almost double the return.
Let’s now turn to 2011.
[Slide 12: THE COMPANY REPORTED]
I am delighted to report that 2011 is off to a terrific start. Just last week, the company reported stronger than expected results for the first quarter and raised its outlook for the year.
Sales for the first quarter were up 27% or $79.7 million to a record $374.8 million. Encouragingly, demand was strong across most of the company’s key market segments. Organic growth was 12%.
This was the 6th consecutive quarter of growth comparing to the comparable quarter of the prior year. Moreover, we expect the second quarter to be even stronger than the first.
[Slide 13: THE COMPANY REPORTED]
The company reported net income of $11.8 million or $0.57 a share for the first quarter. This compares to $0.33 a share in 2010, up 73%. The leverage from the increased sales volume coupled with growing margins led to the stronger earnings.

Included in the $0.57 a share were costs totaling about $0.09 a share related to the start up of the company’s new beryllium plant and the recent name change.
[Slide 14: THE COMPANY RAISED OUTLOOK]
During the quarter, order entry exceeded shipments and our back log climbed. Our book to bill was 1.05. Monthly bookings grew sequentially as the quarter unfolded.
Due to the stronger margins and continuing improvement in order trends, the company raised its sales and earnings outlook for the year. We now expect sales for 2011 to exceed $1.5 billion and earnings to be in the range of $2.35 to $2.60, up from our previous estimate of $2.20 to $2.50 a share.
Included in the 2011 projections are costs associated with the company rebranding initiative, the costs associated with the start up of the new beryllium plant, the costs of other initiatives and other costs outlined in our first quarter earings release totaling approximately $.35 to $.40 a share.
[Slide 15: IN SUMMARY]
In summary ... led by the difficult actions taken during the unprecedented environment of 2009 and stronger than expected demand, a strong company became even stronger in 2010. We enjoyed extraordinary growth, expanding margins and higher profits. Our balance sheet remained strong following two significant acquisitions and our market opportunities expanded even further.
2010 was a good year and at this time 2011 appears to offer even greater possibilities.
Thank You ! Dick ...
Richard J. Hipple:
[SLIDE 16]
Thank you, John.
These results should reinforce your confidence that we are on a very positive track. Now let me step back and look at the bigger picture of where we’ve come from and where we intend to take the Company over the next three to five years.
[SLIDE 17: POSITIONED TO DELIVER LONG-TERM, SUSTAINABLE GROWTH]
Over the past decade, we’ve successfully repositioned the Company to deliver long-term sustainable growth by building a stronger and more profitable platform, with a high-value-added business model, and a focused growth plan.
[SLIDE 18: NEW NAME, SAME IMPRESSIVE PERFORMANCE]

Compound annual sales growth has been 19% over the last five years, while operating profit has increased at a 30% annual rate.
[SLIDE 19: SUCCESSFUL REPOSITIONING SNAPSHOT]
Here is a snapshot of the financial transformation:
•	Revenues have more than tripled over the last eight years.

•	The expansion of our businesses involved in advanced materials was responsible for a large proportion of this growth — and the lower cyclicality overall.

•	The repositioning has delivered higher productivity as measured by sales per employee

•	A much stronger balance sheet, as measured by lower debt to capital ratios, and

•	Higher capital efficiency as measured by lower working capital as a percentage of sales.
[SLIDE 20: HIGH OPERATING MARGINS]
We also have transformed into a higher-margin business — although that is not immediately apparent when you look at our GAAP income statement. The high-value metal content of our sales has increased significantly over recent years due to business mix, acquisitions and metal price inflation. When you exclude those dollars, our true value-added operating profit comes into view. For our businesses involved in advanced materials, the difference is substantial. What looks like a 5-7% operating margin — typical for a more commodity-based business — is actually a 22-24% operating margin, high value add business.
[SLIDE 21: POSITIONED IN DIVERSE SET OF HIGH-GROWTH MARKETS]
We have established a formidable set of distinctive competencies to bring to our targeted markets by uniting our well-established product offering with the complementary and adjacent technologies from the businesses acquired over the past decade.
The synergies derived from our expanded portfolio differentiate Materion and usher in new avenues of growth, including those that cross over from business to business. Our customers benefit from our new perspective and capabilities, and increasingly look to us for innovative solutions to the most demanding technical challenges.
[SLIDE 22: THE POWER OF COLLABORATION]
For example, the Materion Advanced Chemicals business has partnered with the Materion Ceramics business to harness Ceramics’ Tucson facility’s unique ceramic and powder metallurgy capabilities required for production of highly compact vapor deposition targets destined for the thin film solar energy market. Elsewhere, Materion Electrofusion and Materion Barr Precision Optics & Thin Film Coatings are collaborating to apply specialty vapor deposition coating onto beryllium metal x-ray windows, helping customers produce compact x-ray tubes that verify purity and safety of food, toys and metals.
Additionally, nearly all our businesses have capabilities serving the growing LED market to help manufacturers and material suppliers produce energy-saving LED wafers, lenses, reflectors, dies, phosphors, connectors, substrates, thin film deposition and packaging.
There are many other examples like these where we serve the same customer from different parts of the company. Consolidation under the Materion brand enhances our ability to increase internal collaboration, and to ensure that customers are fully aware of the scope of our expertise.
(SLIDE 23: A GLOBAL PLATFORM)
Another key to our growth is our global platform. We have operations in 11 countries outside the U.S. and customers in more than 50 countries. International sales accounted for 28% of our 2010 revenues. Actually, our international sales are effectively much greater than 28%. Many of our U.S. customers are strong global players in their respective markets with the majority of their sales overseas.
(SLIDE 24: POSITIONED TO DELIVER LONG-TERM, SUSTAINABLE GROWTH)

Our business model is designed to deliver double-digit growth and high profit margins while controlling financial risk. Let me walk through the model.
(SLIDE 25: HIGH VALUE ADDED BUSINESS MODEL)
The business model has five components.
(SLIDE 26: TARGET HIGH GROWTH, LEADING-EDGE MARKETS)
First, we target high-growth, leading-edge markets. You know about some of these just by virtue of what we see all around us — consumer electronics, for example. We generated 26% of our 2010 value added sales from materials that go into products like smart phones, tablet computers, MP3 players and home entertainment systems.
Another 8% of value added sales come from automotive electronics. We also provide materials used in the batteries that power hybrid and electronic vehicles.
You’ve heard all of the promotion of 3G and 4G networks? There is a lot of global capital investment going into the build-out of those networks and the attendant infrastructure, and our electronics materials are an essential component of that investment.
In the fossil fuel-based sector of the energy market, there is a worldwide boom underway in oil and gas exploration — particularly deepwater and ultra-deep water drilling and directional drilling. Our high-strength proprietary alloys are in high demand for all kinds of equipment used in these applications. The 75-ton cap that eventually brought the BP oil spill under control — included components made from one of our proprietary alloys.
(SLIDE 27: OWN THE NICHE — EXAMPLES)
When we have identified a market, our goal is to own the niche. An example of a niche market where we have a leading position and the potential to own the niche is the optical coatings market.
In another arena, we saw the smart phone trend coming years ago, and that is where we focused our efforts. We estimate our materials are in 95% of all smart phones today — and smart phone sales continue to grow rapidly.
This own-the-niche mentality actually goes back to our beryllium business. Beryllium is a very expensive, one-of-a-kind material. It made sense to focus on those niches where performance was more important than cost and there was really no substitute. That continues to be a winning formula.
We have done the same thing with ToughMet®, our proprietary copper-nickel-tin non-beryllium alloy. For certain components used in applications like aerospace and heavy-duty equipment, no other material can match its performance.

(SLIDE 28: CONTINUALLY DEVELOP INNOVATIVE NEW PRODUCTS)
ToughMet is a product of our Materion Brush Performance Alloys business that has steadily gained in its applications over recent years. New product areas we are focused on include LEDs, medical devices, solar, high-performance batteries and commercial aerospace.
We are pushing the envelope of materials innovation and service with the goal of becoming our customers’ trusted growth partner and their “first choice” when they have a design or materials engineering challenge.
(SLIDE 29: SYNERGISTIC ACQUISITIONS — STRONG RECORD)
The fourth element of our business model is acquisitions. The acquisitions we have made in the last five years have played a major role in our repositioning. These acquisitions have added over $300 million to sales and are responsible for approximately 25% of our 2010 profit. And every one has been complementary to an existing business and accretive in the first year.
(SLIDE 30: ENSURE FINANCIAL DISCIPLINE)
The fifth and final element of our business model is to ensure financial discipline. As you can see in the graph, we have strengthened our balance sheet and boosted cash flow. Even with more than $76 million spent on the Barr Associates and Academy Corporation acquisitions in late 2009 and early 2010, we ended the first quarter with debt net of cash of $93 million. We have the resources to finance future acquisitions.

(SLIDE 31: POSITIONED TO DELIVER LONG-TERM, SUSTAINABLE GROWTH)
We’ve talked about our growth platform and our high-value business model. Now let’s put that in terms of our long-term plan for increasing shareholder value.
(SLIDE 32: CONTINUING TO EXECUTE THREE-POINT STRATEGY)
At a high level, our strategy has three elements:
1.	Continue to grow and diversify the revenue base

2.	Continue to expand margins

3.	And continue to improve fixed and working capital utilization
(SLIDE 33: EXPAND AND DIVERSIFY REVENUE BASE)
We have targeted a number of fast-growing niches within our targeted market sectors, most of which we have mentioned already — smart phones, 3G/4G, oil & gas, solar energy, precision optics, and LED lighting.
Global expansion, strategic acquisitions and new product development are the other components of the plan.
(SLIDE 34: EXPAND MARGINS — KEY DRIVERS)
The key drivers for expanding margins to the 14-18% range include: Lean Sigma operating efficiency, higher value added products, cost reductions, enhanced pricing models, and centralized purchasing under our new integrated operating platform.
(SLIDE 35: IMPROVE FIXED AND WORKING CAPITAL EFFICIENCY)
Our Lean Sigma initiatives have already enabled us to reduce cycle time, improve production yields and increase our on-time shipment rate. Another important factor in improving working capital efficiency has been the rapid growth among our businesses supplying advanced materials. Those businesses tend to have inherently lower working capital and capital expenditure requirements compared with our integrated metals businesses. Based on our projected sales for 2011, each 5 percent of working capital efficiency improvement is worth $43 million of cash.
(SLIDE 36: FINANCIAL GOALS NEXT 3-5 YEARS)
Here is how our strategic plan translates into specific financial goals over the next 3-5 years.
•	Annual ongoing organic revenue growth greater than 10%

•	Expenditures of $50 to $100 million per year for acquisitions, which will supplement organic growth

•	Operating margins of 14%-18% on a value-added revenue basis

•	Working capital below 20% as a percent of sales

•	A debt-to-debt-plus-equity ratio below 30%

•	Pre-tax returns on invested capital above 20%

(SLIDE 37: WHY INVEST IN MATERION CORPORATION)
In summary, I believe we have what it takes to create shareholder value over the long term:
•	We have positioned the company as a niche leader in high-growth markets with the ability to deliver sustainable long-term growth and profitability

•	We back that up with a proven performance record and business model

•	We have a clear strategy and straightforward financial goals that we are working toward.
(SLIDE 38: THE REPOSITIONING OF MATERION)
We have repositioned the company along two main fronts:
First, our remarkable journey from metals and mining, to specialty metals and then on to an advanced materials-focused organization, and
Second, all of our business units have added tremendous value add services to their capabilities to provide a higher level of differentiated products.

This repositioning drives home the point that great companies never stop changing — including, sometimes, even their names.
We are profoundly transformed from what defined us even five years ago, on track for an exciting course ahead.
(SLIDE 39)
I would like to extend my appreciation to all Materion employees for their dedication and contributions, to our Board of Directors whose guidance, support and dedication have been critical to our progress, and to you, our shareholders, for your investment and confidence in Materion.
I am very proud to be serving you and proud to be a part of a talented and dedicated team of 2,500 men and women that will continue the success of this great organization.
Thank you very much.